Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Fourth Quarter and Fiscal Year 2012 Results

Fourth Quarter Fiscal 2012 Revenue Increases 33%, GAAP EPS Up 23%, Non-GAAP EPS Grows 36%;

Fiscal Year 2012 Revenue Increases 46%, GAAP EPS Up 74% and Non-GAAP EPS Grows 46%; Company Generates $77 million in Free Cash Flow for the Year

WATERBURY, Vt.--(BUSINESS WIRE)--November 27, 2012--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced its fourth quarter and fiscal year results for the 14 and 53 weeks ended September 29, 2012.

Fourth Quarter & Fiscal Year 2012 Performance Highlights

($ in millions except earnings per share)	Fourteen weeks ended Sept. 29, 2012	Thirteen weeks ended Sept. 24, 2011	% Increase	Fifty-three weeks ended Sept. 29, 2012	Fifty-two weeks ended Sept. 24, 2011	% Increase
Net Sales	$946.7	$711.9	33%	$3,859.2	$2,650.9	46%
Operating Income:
GAAP	$143.7	$106.7	35%	$568.9	$368.9	54%
Non-GAAP	$157.1	$119.1	32%	$621.6	$428.7	45%
Net Income:
GAAP	$91.9	$75.4	22%	$362.6	$199.5	82%
Non-GAAP	$101.0	$75.3	34%	$381.6	$248.9	53%
Diluted Income Per Share:
GAAP	$0.58	$0.47	23%	$2.28	$1.31	74%
Non-GAAP	$0.64	$0.47	36%	$2.40	$1.64	46%
EBITDA (*)				$779.9	$472.5	65%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.
(*) EBITDA is earnings before interest, taxes, depreciation, and amortization.

“Our fourth quarter fiscal year 2012 revenue and earnings growth speaks to GMCR’s continued strategic progress and we believe points to the significant opportunity still ahead for the Company,” said GMCR’s President and CEO, Lawrence J. Blanford. “We continue to drive awareness of Keurig® single cup brewing and consumers continue to embrace and adopt Keurig® brewers and Keurig Brewed® beverages as an integral part of their daily routine.”

During 2012, the Harris Poll 2012 EquiTrend® Study named Keurig® the coffee maker “Brand of the Year” and Green Mountain Coffee® the coffee “Brand of the Year.” In addition, Landor Associates’ annual Breakaway Brands Study, which identifies U.S. brands showing sustained brand-strength growth over a three-year period spanning 2008 through 2011, ranked the Keurig® brand second, with 79% growth in brand strength over the period.

“The innovative spirit that pervades the entire GMCR organization is nothing less than inspiring,” continued Blanford. “In the span of less than ten months, our organization has introduced two new brewing platforms, the Keurig® Vue® brewer and in cooperation with our partner, Lavazza, the Keurig® Rivo™ Cappucino and Latte system. We also introduced a Vue® model for our away-from-home customers and multiple new beverages, including the very first varieties in our new Wellness Brewed™ collection.”

“As we look to the future, we remain committed to bringing fresh ideas to light; pushing forward disruptive technologies; and capturing true innovation in products that delight consumers.” Blanford concluded, “We also remain focused on driving sales and earnings in line with our longer term outlook and continuing to allocate capital wisely to balance profitability, cash flow and investment.”

Please note that the Company’s fiscal year 2012 included an additional week (53rd week). This unique calendar shift last occurred in fiscal year 2006 and is not scheduled to occur again until fiscal year 2017. The 53rd week added approximately $90.0 million in net sales; approximately $11.0 million (net of income taxes of $5.8 million) in net income; and, approximately $0.07 in diluted earnings per share in the fourth quarter and fiscal year 2012.

Fiscal Year 2012 Financial Review
Net Sales
	Fifty-three	Fifty-two
Net Sales by Product	weeks ended	weeks ended
($ in millions)	September 29,	September 24,	$ Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Single Serve Packs	$2,708.9	$1,704.0	$1,004.9	59%
Brewers and Accessories	759.8	524.7	235.1	45%
Other Products and Royalties	390.5	422.2	(31.7)	(8)%
Total Net Sales	$3,859.2	$2,650.9	$1,208.3	46%

  Approximately 90% of consolidated fiscal year 2012 net sales were from sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of sales of bagged coffee and sales from the office coffee services business.
    The billion dollar increase in single serve pack net sales was driven by a 49 percentage point increase in sales volume; a 9 percentage point increase in K-Cup® pack net price realization due primarily to price increases implemented during fiscal year 2011 to offset the then higher green coffee and the other input costs; and, a 2 percentage point increase in K-Cup® pack net sales due to the acquisition of Van Houtte. These increases in single serve pack net sales were offset by a 1 percentage point reduction due to single serve pack product mix.
    GMCR sold 8.6 million Keurig® Single Cup Brewers during fiscal year 2012. This brewer shipment number does not account for consumer returns.
    The Company estimates that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 9.2 million Keurig® Single Cup Brewers in fiscal year 2012.
    Other products and royalties declined year-over-year primarily as a result of the sale of the Filterfresh on October 3, 2011.

Operating Metrics

  In fiscal year 2012, gross margin declined to 32.9% from 34.1% in the prior year period.
    The higher gross margin in fiscal 2011 compared to fiscal 2012 primarily was due to demand-related investments in fiscal 2012, including the introduction of the Vue® brewing system. This resulted in higher labor and overhead manufacturing costs associated with the ramp up in the Company’s manufacturing base. Unfavorable green coffee costs and an increase in single serve pack obsolescence also adversely impacted gross margin year over year.
    These adverse impacts were partially offset by the net price realization from price increases taken on single serve packs in fiscal year 2011 to offset higher green coffee and other input costs experienced in fiscal year 2011 and the first half of fiscal year 2012, as well as lower warranty-related expense compared to the prior year period.
    The following table quantifies the changes in gross margin period to period:
Change FY 2011 to FY 2012

Net price realization - single serve packs	+260 bps
Higher manufacturing costs due to ramp up in manufacturing base	-220 bps
Unfavorable green coffee costs	-80 bps
Increase in obsolescence	-70 bps
Vue®-related impact	-50 bps
Lower warranty expense	+40 bps
  GAAP operating margin of 14.7% of net sales in fiscal year 2012 increased from 13.9% in the prior year period as a result of operating expense leverage.
  Non-GAAP operating margin, which excludes $6.7 million in expenses associated with the SEC inquiry and pending litigation in the year, as well as $46.0 million in amortization of identifiable intangibles related to the Company’s acquisitions, was 16.1% of net sales in fiscal year 2012 compared to 16.2% in the prior year period.
  The Company’s effective income tax rate was 36.9% for fiscal year 2012 as compared to a 33.6% effective tax rate for the prior year period. The increase is attributable to the release of valuation allowances related to a $17.7 million capital loss carryforward and a $5.4 million net operating loss carryforward in the fourth quarter of fiscal year 2011 associated with the Company’s sale of Filterfresh.
  Diluted weighted average shares outstanding as of fiscal year 2012 increased to 159.1 million from 152.1 million in the prior year period.
  Under its Board-authorized share repurchase program the Company repurchased 3.1 million shares in the fiscal year, with all of the purchases occurring in the fourth quarter of fiscal year 2012.
  GMCR allocates a portion of its pre-tax profit to social and environmental projects. In fiscal year 2012, as a result of improved profitability, GMCR allocated $28.8 million to these efforts, up from $15.2 million in fiscal year 2011.
    Included in this total is record volunteerism by the Company’s employees under its Café Time, or "Community Action for Employees" programs. GMCR encourages its employees to volunteer up to 52 hours annually of company-paid service to give back to local organizations and communities.
    The number of employees participating in volunteer efforts increased 81% in fiscal year 2012 to 3,643 from 2,018 in fiscal year 2011, driving volunteer hours to increase 129% in fiscal year 2012 to 70,181 hours from 30,586 hours in fiscal year 2011.

Balance Sheet & Cash Flow Highlights

“Stronger than expected fourth quarter fiscal year 2012 sales combined with ongoing inventory management efforts and lower-than-forecasted capital investment enabled us to generate free cash flow ahead of plan,” said Frances G. Rathke, GMCR’s Chief Financial Officer. “We expect to continue to strategically invest in the business as demand warrants, and continue to forecast free cash flow in a range of $100 million to $150 million for fiscal year 2013.”

Balance Sheet & Cash Flow Highlights
($ in millions)	September 29,	September 24,	$ Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Cash and cash equivalents	$71.2	$40.5	$30.7	76%
Accounts receivable, net	$363.8	$310.3	$53.5	17%
Inventories	$768.4	$672.2	$96.2	14%
Raw materials & supplies	$229.9	$182.8	$47.1	26%
Coffee	$148.9	$115.5	$33.4	29%
Packaging & other raw materials	$81.0	$67.3	$13.7	20%
Finished goods	$538.5	$489.4	$49.1	10%
Brewers & accessories	$384.3	$279.3	$105.0	38%
Single serve packs	$120.9	$173.5	$(52.6)	(30)%
Other	$33.3	$36.6	$(3.3)	(9)%
Debt outstanding and capital lease and financing obligations	$531.5	$582.6	$(51.1)	(9)%
Cash provided by operating activities (1)	$477.8	$0.8	$477.0	59625%
Free cash flow (1) (*)	$76.7	$(282.7)	$359.5	N/A

(1) represents 53 weeks for fiscal 2012 and 52 weeks for fiscal 2011.
(*) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited consolidated statements of cash flows.

Fourth Quarter Fiscal Year 2012 Financial Review
Net Sales
	Fourteen	Thirteen
Net Sales by Product	weeks ended	weeks ended
($ in millions)	September 29,	September 24,	$ Increase	% Increase
	2012	2011	(Decrease)	(Decrease)

Single Serve Packs	$700.2	$475.5	$224.7	47%
Brewers and Accessories	150.1	115.1	35.0	30%
Other Products and Royalties	96.4	121.3	(24.9)	(21)%
Total Net Sales	$946.7	$711.9	$234.8	33%

  Approximately 90% of consolidated fourth quarter fiscal year 2012 net sales were from sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of sales of bagged coffee and sales from the office coffee services business.
    The increase in single serve pack sales was driven by a 50 percentage point increase in sales volume. This increase was offset by a 2 percentage point decrease due to the impact of single serve pack product mix and a 1% decrease due to the net price realization on single serve packs.
    GMCR sold 1.8 million Keurig® Single Cup Brewers during the fourth quarter of fiscal year 2012. This brewer shipment number does not account for consumer returns.
    The Company estimates that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 2.0 million Keurig® Single Cup Brewers in the fourth quarter of fiscal year 2012.
    Fourth quarter fiscal year 2012 net sales included $9.6 million of sales of Vue® brewers and Vue® packs.
    Other products and royalties declined year-over-year primarily as a result of the sale of the Filterfresh on October 3, 2011.

Operating Metrics

  In the fourth quarter of fiscal year 2012, gross margin declined to 33.4% from 35.7% in the prior year period.
    The higher gross margin in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2012 primarily was due to demand-related investments in fiscal 2012, including the introduction of the Vue® brewing system. This resulted in higher labor and overhead manufacturing costs associated with the ramp up in the Company’s manufacturing base.
    These adverse impacts were partially offset by a decrease in green coffee costs in the quarter compared to the prior year period.
    The following table quantifies the changes in gross margin period to period:
Change Q4 2011 to Q4 2012

Higher manufacturing costs due to ramp up in manufacturing base	-280 bps
Favorable green coffee costs	+100 bps
Vue®-related impact	-50 bps
  GAAP operating margin of 15.2% of net sales in the fourth quarter of fiscal year 2012 increased from 15.0% in the prior year period.
  Non-GAAP operating margin, which excludes $1.9 million in expenses associated with the SEC inquiry and pending litigation in the quarter, as well as $11.5 million in amortization of identifiable intangibles related to the Company’s acquisitions, was 16.6% of net sales in the fourth quarter of fiscal year 2012 compared to 16.7% in the prior year period.
  The Company’s effective income tax rate was 34.6% for the fourth quarter of fiscal year 2012 as compared to 23.7% for the prior year period. The increase is attributable to the release of valuation allowances related to a $17.7 million capital loss carryforward and a $5.4 million net operating loss carryforward in the fourth quarter of fiscal year 2011 associated with the Company’s sale of Filterfresh.
  Diluted weighted average shares outstanding as of the end of the fourth quarter of fiscal year 2012 decreased to 158.1 million from 159.2 million in the prior year period in part as a result of 3.1 million shares repurchased in the fourth quarter of fiscal year 2012 as part of the Company’s previously announced share repurchase program.

Business Outlook and Other Forward-Looking Information

Company Estimates for First Quarter and Fiscal Year 2013

The Company provided its outlook for its first quarter of fiscal year 2013:

  Total net sales growth in the range of 14% to 18% over the first quarter of fiscal year 2012.
  First quarter fiscal year 2013 non-GAAP earnings per diluted share in a range of $0.62 to $0.67 per diluted share, excluding approximately $0.06 per share due to the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and, legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation. The Company’s first quarter of fiscal year 2013 non-GAAP earnings per diluted share estimate includes the impact of shares repurchased prior to November 27, 2012 as part of its previously announced share repurchase program, but excludes any impact from potential future Company share repurchases.

The Company reiterated its net sales growth, capital expenditures and free cash flow estimates and refined its non-GAAP earnings per share outlook for its fiscal year 2013:

  Total fiscal year 2013 net sales growth in the range of 15% to 20% over fiscal year 2012.
  Fiscal year 2013 non-GAAP earnings per diluted share in a range of $2.64 to $2.74 per diluted share, excluding approximately $0.23 per share due to the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation. The Company’s fiscal year 2013 non-GAAP earnings per diluted share estimate includes the impact of shares repurchased prior to November 27, 2012 as part of its previously announced share repurchase program, but excludes any impact from potential future Company share repurchases.
  Capital expenditures in the range of $380 million to $430 million.
  Free cash flow in the range of $100 million to $150 million.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as transaction expenses related to the Company’s acquisitions including the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition; any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending litigation; and non-cash related items such as amortization of identifiable intangibles and losses incurred on the extinguishment of debt, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, November 27, 2012. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com. As a result, the conference call will include only brief remarks by management followed by a question and answer session. The call along with accompanying slides is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 785-1749, Passcode 4771050 from 9:00 p.m. ET on November 27, 2012 through 9:00 p.m. ET on Sunday, December 2, 2012.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	September 29,	September 24,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$58,289	$12,989
Restricted cash and cash equivalents	12,884	27,523
Receivables, less uncollectible accounts and return allowances of $34,517 and $21,407 at September 29, 2012 and
September 24, 2011, respectively	363,771	310,321
Inventories	768,437	672,248
Income taxes receivable	32,943	18,258
Other current assets	35,019	28,072
Deferred income taxes, net	51,613	36,231
Current assets held for sale	-	25,885
Total current assets	1,322,956	1,131,527

Fixed assets, net	944,296	579,219
Intangibles, net	498,352	529,494
Goodwill	808,076	789,305
Other long-term assets	42,109	47,759
Long-term assets held for sale	-	120,583

Total assets	$3,615,789	$3,197,887

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$6,691	$6,664
Current portion of capital lease and financing obligations	3,057	5
Accounts payable	279,577	265,511
Accrued compensation costs	38,458	43,260
Accrued expenses	132,992	92,120
Income tax payable	29,322	9,617
Deferred income taxes, net	245	243
Other current liabilities	29,645	34,613
Current liabilities related to assets held for sale	-	19,341
Total current liabilities	519,987	471,374

Long-term debt, less current portion	466,984	575,969
Capital lease and financing obligations, less current portion	54,794	-
Deferred income taxes, net	270,348	189,637
Other long-term liabilities	32,544	27,184
Long-term liabilities related to assets held for sale	-	474

Commitments and contingencies

Redeemable noncontrolling interests	9,904	21,034

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares;
No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 500,000,000 shares;
Issued and outstanding - 152,680,855 and 154,466,463 shares at September 29, 2012 and September 24, 2011, respectively	15,268	15,447
Additional paid-in capital	1,464,560	1,499,616
Retained earnings	771,200	411,727
Accumulated other comprehensive income (loss)	10,200	(14,575)
Total stockholders' equity	2,261,228	1,912,215

Total liabilities and stockholders' equity	$3,615,789	$3,197,887

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Fourteen	Thirteen	Fifty-three	Fifty-two
	weeks ended	weeks ended	weeks ended	weeks ended
	September 29,	September 24,	September 29,	September 24,
	2012	2011	2012	2011
Net sales	$946,736	$711,883	$3,859,198	$2,650,899
Cost of sales	630,290	457,793	2,589,799	1,746,274
Gross profit	316,446	254,090	1,269,399	904,625

Selling and operating expenses	111,048	95,150	481,493	348,696
General and administrative expenses	61,661	52,228	219,010	187,016
Operating income	143,737	106,712	568,896	368,913

Other income (expense), net	230	(285)	1,819	648
Gain (loss) on financial instruments, net	(4,731)	5,574	(4,945)	(6,245)
Gain (loss) on foreign currency, net	5,812	(7,555)	7,043	(2,912)
Gain on sale of subsidiary	-	-	26,311	-
Interest expense	(4,321)	(5,097)	(22,983)	(57,657)
Income before income taxes	140,727	99,349	576,141	302,747

Income tax expense	(48,692)	(23,528)	(212,641)	(101,699)
Net Income	$92,035	$75,821	$363,500	$201,048

Net income attributable to noncontrolling interests	148	452	872	1,547

Net income attributable to GMCR	$91,887	$75,369	$362,628	$199,501

Basic income per share:
Basic weighted average shares outstanding	154,557,765	153,837,445	154,933,948	146,214,860
Net income per common share - basic	$0.59	$0.49	$2.34	$1.36

Diluted income per share:
Diluted weighted average shares outstanding	158,094,806	159,207,852	159,075,646	152,142,434
Net income per common share - diluted	$0.58	$0.47	$2.28	$1.31

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Fifty-three	Fifty-two
	weeks ended	weeks ended
	September 29,	September 24,
	2012	2011
Cash flows from operating activities:
Net income	$363,500	$201,048
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	135,656	72,297
Amortization of intangibles	45,991	41,339
Amortization deferred financing fees	6,050	6,158
Loss on extinguishment of debt	-	19,732
Unrealized (gain) loss of foreign currency	(6,557)	1,041
Loss on disposal of fixed assets	2,517	884
Gain on sale of subsidiary, excluding transaction costs	(28,914)	-
Provision for doubtful accounts	3,197	2,584
Provision for sales returns	107,436	64,457
Unrealized loss on financial instruments, net	6,310	3,292
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	(1,006)	(6,142)
Excess tax benefits from equity-based compensation plans	(12,070)	(67,813)
Deferred income taxes	60,856	(8,828)
Deferred compensation and stock compensation	18,079	10,575
Other	334	-
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(159,317)	(157,329)
Inventories	(92,862)	(375,709)
Income tax receivable/payable, net	16,457	63,487
Other current assets	(6,900)	(715)
Other long-term assets, net	(469)	(11,454)
Accounts payable	(17,668)	106,202
Accrued compensation costs	(4,908)	2,233
Accrued expenses	39,701	25,600
Other current liabilities	(2,718)	(3,118)
Other long-term liabilities	5,090	10,964
Net cash provided by operating activities	477,785	785

Cash flows from investing activities:
Change in restricted cash	(2,875)	2,074
Acquisition of LJVH Holdings, Inc. (Van Houtte), net of cash acquired	-	(907,835)
Proceeds from sale of subsidiary, net of cash transferred	137,733	-
Capital expenditures for fixed assets	(401,121)	(283,444)
Other investing activities	618	1,533
Net cash used in investing activities	(265,645)	(1,187,672)

Cash flows from financing activities:
Net change in revolving line of credit	(108,727)	333,835
Proceeds from issuance of common stock under compensation plans	12,092	17,328
Proceeds from issuance of common stock for private placement	-	291,096
Proceeds from issuance of common stock in public equity offering	-	673,048
Financing costs in connection with public equity offering	-	(25,685)
Repurchase of common stock	(76,470)	-
Excess tax benefits from equity-based compensation plans	12,070	67,813
Payments on capital lease and financing obligations	(7,558)	(8)
Proceeds from borrowings of long-term debt	-	796,375
Deferred financing fees	-	(46,009)
Repayment of long-term debt	(7,814)	(906,885)
Other financing activities	3,283	(1,063)
Net cash (used in) provided by financing activities	(173,124)	1,199,845

Change in cash balances included in current assets held for sale	5,160	(5,160)

Effect of exchange rate changes on cash and cash equivalents	1,124	790

Net increase in cash and cash equivalents	45,300	8,588
Cash and cash equivalents at beginning of period	12,989	4,401
Cash and cash equivalents at end of period	$58,289	$12,989

Supplemental disclosures of cash flow information:
Cash paid for interest	$20,783	$33,452
Cash paid for income taxes	$136,407	$58,182
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$56,127	$25,737
Noncash financing and investing activities:
Fixed assets acquired under capital lease and financing obligations	$66,531	$-

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Fourteen	Thirteen
	weeks ended	weeks ended
	September 29,	September 24,
	2012	2011

Operating income	$143,737	$106,712
Expenses related to SEC inquiry (1)	1,858	675
Amortization of identifiable intangibles (2)	11,495	11,752
Non-GAAP operating income	$157,090	$119,139

	Fourteen	Thirteen
	weeks ended	weeks ended
	September 29,	September 24,
	2012	2011

Net income attributable to GMCR	$91,887	$75,369
After tax:
Expenses related to SEC inquiry (1)	1,184	453
Amortization of identifiable intangibles (2)	7,897	7,829
Net operating and capital loss carryforwards (3)	-	(8,376)
Non-GAAP net income	$100,968	$75,275

	Fourteen	Thirteen
	weeks ended	weeks ended
	September 29,	September 24,
	2012	2011

Diluted income per share	$0.58	$0.47
After tax:
Expenses related to SEC inquiry (1)	0.01	0.00
Amortization of identifiable intangibles (2)	0.05	0.05
Net operating and capital loss carryforwards (3)	-	(0.05)
Non-GAAP net income per share	$0.64	$0.47

(1) Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3) Represents the release of the valuation allowance against federal capital loss carryforwards which represents the estimate of the tax benefit for the amount of capital losses that were utilized in the first quarter of fiscal 2012 on capital gains generated on the sale of Filterfresh and the utilization in fiscal 2011 of net operating loss carryforwards generated from the Filterfresh acquisition.

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Fifty-three weeks ended September 29, 2012		Fifty-two weeks ended September 24, 2011
Operating income	$568,896		$368,913
Acquisition-related expenses (1)	-		10,573
Expenses related to SEC inquiry (2)	6,669		7,868
Amortization of identifiable intangibles (3)	45,991		41,339
Non-GAAP operating income	$621,556		$428,693

	Fifty-three weeks ended September 29, 2012		Fifty-two weeks ended September 24, 2011
Net income attributable to GMCR	$362,628		$199,501
After tax:
Acquisition-related expenses (7)	-		14,524
Expenses related to SEC inquiry (2)	4,073		4,895
Amortization of identifiable intangibles (3)	31,555		27,343
Loss on extinguishment of debt (4)	-		11,027
Net operating and capital loss carryforwards (5)			(8,376)
Gain on sale of subsidiary (6)	(16,685)		-
Non-GAAP net income	$381,571		$248,914

	Fifty-three weeks ended September 29, 2012		Fifty-two weeks ended September 24, 2011
Diluted income per share	$2.28		$1.31
After tax:
Acquisition-related expenses (7)	-		0.10
Expenses related to SEC inquiry (2)	0.03		0.03
Amortization of identifiable intangibles (3)	0.20		0.18
Loss on extinguishment of debt (4)	-		0.07
Net operating and capital loss carryforwards (5)	-		(0.06)
Gain on sale of subsidiary (6)	(0.10)		-
Non-GAAP net income per share	$2.40	*	$1.64	*

*Does not sum due to rounding.

(1) Represents direct acquisition-related expenses classified as general and administrative expense.
(2) Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(3) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4) Represents the write-off of debt issuance costs and original issue discount, net of tax, primarily associated with the extinguishment of the Term B loan under the Credit Agreement.
(5) Represents the release of the valuation allowance against federal capital loss carryforwards which represents the estimate of the tax benefit for the amount of capital losses that were utilized in the first quarter of fiscal 2012 on capital gains generated on the sale of Filterfresh and the utilization in fiscal 2011 of net operating loss carryforwards generated from the Filterfresh acquisition.
(6) Represents the gain recognized on the sale of Filterfresh, net of income taxes of $9.6 million. The income taxes of $9.6 million include the tax benefit resulting from the release of the valuation allowance in fiscal 2011.
(7) The 2011 fiscal year reflects direct acquisition-related expenses of $10.6 million ($8.9 million after-tax); the write-off of deferred financing expenses of $2.6 million ($1.6 million after-tax) on our Former Credit Facility in conjunction with the new financing secured for the Van Houtte acquisition; and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $5.3 million ($4.0 million after-tax).

CONTACT:
Green Mountain Coffee Roasters
Suzanne DuLong, 802-488-2600
VP IR & Corporate Comm
Investor.Services@GMCR.com
or
Katie Gilroy, 781-205-7345
Corporate Comm Manager
Investor.Services@GMCR.com